Exhibit (d)(6)

OMNITURE, INC.

2006 EQUITY INCENTIVE PLAN
STOCK OPTION AWARD AGREEMENT

FOR NON-U.S. PARTICIPANTS OF OFFER TO EXCHANGE
CERTAIN OUTSTANDING OPTIONS FOR NEW OPTIONS

Unless otherwise defined herein, the terms defined in the Omniture, Inc. 2006 Equity Incentive Plan (the “Plan”) will have the same defined meanings in this Stock Option Award Agreement (“Award Agreement”).

I.	NOTICE OF STOCK OPTION GRANT

Participant’s Name:

Participant’s Address:

You have been granted an option to purchase Shares of the Company, subject to the terms and conditions of the Plan, this Award Agreement and the Offer to Exchange Certain Outstanding Options for New Options (the “Offer to Exchange”), including Exhibit B for Participant’s country (if any) as follows:

Grant Number:
Date of Grant:
Vesting Commencement Date:
Exercise Price per Share:	$
Total Number of Shares Granted:
Total Exercise Price:	$
Type of Option:	Nonstatutory Stock Option (NSO)
Term/Expiration Date:

A.  Vesting Schedule:

The option to purchase Shares (the “Option”) will vest in equal amounts each month over a period of           months, determined based on the original grant date of Participant’s eligible options that Participant exchanged for this Option pursuant to the Offer to Exchange (“exchanged options”).

Termination Period:

Subject to the terms of the vesting schedule above, this Option shall be exercisable for three (3) months after Participant’s active service as a Service Provider ceases, unless such termination is due to Participant’s death or Disability, in which case this Option shall be exercisable for one (1) year after Participant’s active service as a Service Provider ceases. Notwithstanding the foregoing, in no event may this Option be exercised after the Term/Expiration Date as provided above and may be subject to earlier termination as provided in Section 14(c) of the Plan.

II.	AWARD AGREEMENT

A.  Grant of Option.

The Administrator hereby grants to the individual named in the Notice of Grant attached as Part I of this Award Agreement (the “Participant”) an Option to purchase the number of Shares, as set forth in the Notice of Grant, at the exercise price per share set forth in the Notice of Grant (the “Exercise Price”), subject to the terms and conditions of the Plan and Exhibit B for Participant’s country (if any), which are incorporated herein by reference. Subject to Section 19(c) of the Plan, in the event of a conflict between the terms and conditions of the Plan, and the terms and conditions of this Award Agreement (including any terms in Exhibit B applying to Participant’s country), the terms and conditions of the Plan will prevail.

B.  Exercise of Option.

1.  Right to Exercise.  This Option is exercisable during its term in accordance with the Vesting Schedule set out in the Notice of Grant and the applicable provisions of the Plan and this Award Agreement, including Exhibit B for Participant’s country (if any).

2.  Method of Exercise.  This Option is exercisable by delivery of an exercise notice, in the form attached as Exhibit A (the “Exercise Notice”) or in such other form and manner as determined by the Administrator, which will state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan. The Exercise Notice will be completed by Participant and delivered to the Company. The Exercise Notice will be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares together with any applicable withholding taxes as set forth in Section F of this Award Agreement. This Option will be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by such aggregate Exercise Price.

No Shares will be issued pursuant to the exercise of this Option unless such issuance and exercise comply with Applicable Laws.

C.  Method of Payment.

Payment of the aggregate Exercise Price will be by any of the following, or a combination thereof, at the election of Participant:

1. cash;

2. check; or

3. consideration received by the Company under a formal cashless exercise program adopted by the Company in connection with the Plan.

D.  Non-Transferability of Option.

This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Participant only by Participant.

E.  Term of Option.

This Option may be exercised only within the term set out in the Notice of Grant, and may be exercised during such term only in accordance with the Plan and the terms of this Award Agreement (including any terms in Exhibit B applying to Participant’s country).

F.  Tax Obligations.

1.  Withholding Taxes.  Regardless of any action the Company or the Parent or Subsidiary employing or retaining Participant (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant or deemed by the Company or the Employer to be an appropriate charge to Participant even if technically due by the Company or the Employer (“Tax-Related Items”), Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Participant further acknowledges the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of dividends, if any; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant has become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable event, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable or tax withholding event, as applicable, Participant will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, Participant authorizes the Company and/or the Employer, at their discretion, to satisfy the obligations with regard to all Tax-Related Items legally payable by Participant by one or a combination of the following:

(i) withholding from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Employer; or

(ii) withholding from proceeds of the sale of Shares acquired upon exercise of the Option through a voluntary sale or a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization); or

(iii) withholding in Shares to be issued upon exercise of the Option.

To avoid negative accounting issues, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, Participant is deemed, for tax purposes only, to have been issued the full number of Shares subject to the Option notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of Participant’s participation in the Plan.

Finally, Participant shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Participant’s participation in the Plan or Participant’s purchase of Shares that cannot be satisfied by the means previously described. Participant acknowledges and agrees that the Company may refuse to honor the exercise and refuse to deliver Shares if Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items, as described in this section.

2.  Code Section 409A.  Under Code Section 409A, an option that vests after December 31, 2004 that was granted with a per share exercise price that is determined by the U.S. Internal Revenue Service (the “IRS”) to be less than the fair market value of a Share on the date of grant (a “discounted option”) may be considered “deferred compensation.” An option that is a “discounted option” may result in (a) income recognition by Participant (if Participant is a U.S. taxpayer) prior to the exercise of the option, (b) an additional twenty percent (20%) tax, and (c) potential penalty and interest charges. Participant acknowledges that the Company cannot and has not guaranteed that the IRS will agree that the per share exercise price of this Option equals or exceeds the fair market value of a Share on the Date of Grant in a later examination. Participant agrees that if the IRS determines that the Option was granted with a per share exercise price that was less than the fair market value of a Share on the Date of Grant, Participant will be solely responsible for Participant’s costs related to such a determination.

The Board reserves the right, to the extent it deems necessary or advisable in its sole discretion, to unilaterally alter or modify this Award Agreement to ensure that all Options provided to Participants who are U.S. taxpayers are made in such a manner that either qualifies for exemption from or complies with Section 409A of the Code; provided, however, that the Company makes no representation that the Options will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to the Options.

G.  Entire Agreement; Governing Law.

The Plan is incorporated herein by reference. The Plan and this Award Agreement (including any terms in Exhibit B applying to Participant’s country), constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, and may not be modified adversely to Participant’s interest except by means of a writing signed by the Company and Participant. This grant of Options and the provisions of the Award Agreement (including any terms in Exhibit B applying to Participant’s country) are governed by, and construed in accordance with, the internal substantive laws, but not the choice of law rules, of Utah. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or the Award Agreement (including any terms in Exhibit B applying to Participant’s country), the parties hereby submit to and consent to the exclusive jurisdiction of the State of Utah and agree that such litigation shall be conducted only in the courts of Utah, Fourth District, or the federal courts for the United States for the Tenth Circuit, and no other courts, where this grant is made and/or to be performed.

H.  NO GUARANTEE OF CONTINUED SERVICE.

PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE OPTION PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS AN EMPLOYEE, CONSULTANT OR NON-EMPLOYEE DIRECTOR AT THE WILL OF THE COMPANY (AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED AN OPTION OR PURCHASING SHARES HEREUNDER). PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS AN EMPLOYEE, CONSULTANT OR NON-EMPLOYEE DIRECTOR FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE WITH PARTICIPANT’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE PARTICIPANT’S RELATIONSHIP AS AN EMPLOYEE, CONSULTANT OR NON-EMPLOYEE DIRECTOR AT ANY TIME.

I.  Nature of Grant.

In accepting the grant, Participant acknowledges that:

(1) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;

(2) the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of Options, or benefits in lieu of Options, even if Options have been granted repeatedly in the past;

(3) all decisions with respect to future Option grants, if any, will be at the sole discretion of the Company;

(4) Participant is voluntarily participating in the Plan;

(5) the Option and the Shares underlying the Option are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which is outside the scope of Participant’s employment contract, if any;

(6) the Option and the Shares underlying the Option are not intended to replace any pension rights or compensation;

(7) the Option and the Shares underlying the Option are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or the Employer or any Parent or Subsidiary or affiliate of the Company;

(8) the Option grant and Participant’s participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Company or any Parent, Subsidiary or affiliate of the Company;

(9) the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(10) in consideration of the grant of the Option, no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from termination of Participant’s status as a Service Provider by the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and Participant irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Award Agreement, Participant shall be deemed irrevocably to have waived any entitlement to pursue such claim;

(11) in the event of termination of Participant’s status as a Service Provider (whether or not in breach of local labor laws), Participant’s right to receive and vest in the Option under the Plan, if any, will terminate effective as of the date that Participant is no longer actively a Service Provider and will not be extended by any notice period mandated under local law (e.g., active service would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of termination of active service as a Service Provider (whether or not in breach of local labor laws), Participant’s right to exercise the Option after termination of service, if any, will be measured by the date of termination of Participant’s active service and will not be extended by any notice period mandated under local law; the Administrator shall have the exclusive discretion to determine when Participant is no longer actively a Service Provider for purposes of the Participant’s Option grant;

(12) the Option and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability; and

(13) the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s purchase or sale of the underlying Shares. Participant is hereby advised to consult with Participant’s own personal tax, legal and financial advisors regarding Participant’s participation in the Plan before taking any action related to the Plan.

J.  Data Privacy.

Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Award Agreement and any other Option grant materials by and among, as applicable, the Employer, the Company and its Parents, Subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

Participant understands that the Company and the Employer may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

Participant understands that Data will be transferred to E*TRADE FINANCIAL , or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections from Participant’s country. Participant understands that Participant may request a list with the names and addresses of any potential recipients of the Data by contacting Participant’s local human resources representative. Participant authorizes the Company, E*TRADE FINANCIAL and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing Participant’s participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Participant’s local human resources representative. Participant understands, however, that refusing or withdrawing consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that Participant may contact Participant’s local human resources representative.

K.  Language.

If Participant has received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different from the English version, the English version will control, unless otherwise prescribed by local law.

L.  Electronic Delivery.

The Company may, in its sole discretion, decide to deliver any documents related to the Participant’s participation in the Plan by electronic means or to request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

M.  Severability.

The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

N.  Exhibit B.

Notwithstanding any provisions in this Award Agreement, the Option will be subject to any special terms and conditions set forth in Exhibit B to this Award Agreement for Participant’s country. Moreover, if Participant relocates to one of the countries included in Exhibit B, the special terms and conditions for such country will be applicable to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. Exhibit B constitutes part of this Award Agreement.

O.  Imposition of Other Requirements.

The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Option and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

[Remainder of Page Intentionally Left Blank]

By Participant’s signature and the signature of the Company’s representative below, Participant and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan and this Award Agreement (including any terms in Exhibit B applying to Participant’s country). Participant has reviewed the Plan and this Award Agreement (including any terms in Exhibit B applying to Participant’s country) in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement, and fully understands all provisions of the Plan and Award Agreement (including any terms in Exhibit B applying to Participant’s country). Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and Award Agreement (including any terms in Exhibit B applying to Participant’s country). Participant further agrees to notify the Company upon any change in the residence address indicated below.

PARTICIPANT:	OMNITURE, INC.

[name]	By
Residence Address:	Print Name
[address 1]
[city state zip]	Title

EXHIBIT A

OMNITURE, INC.

2006 EQUITY INCENTIVE PLAN

EXERCISE NOTICE
Omniture, Inc.
550 East Timpanogos Circle
Orem, Utah 84097
Attention: Stock Plan Administration

1.  Exercise of Option.  Effective as of today,          ,          , the undersigned (“Purchaser”) hereby elects to purchase           shares (the “Shares”) of the Common Stock of Omniture, Inc. (the “Company”) under and pursuant to the 2006 Equity Incentive Plan (the “Plan”) and the Award Agreement dated          (the “Award Agreement”), including any terms in Exhibit B applying to Participant’s country. The Exercise Price for the Shares will be $     .          , as required by the Award Agreement.

2.  Delivery of Payment.  Purchaser herewith delivers to the Company the full Exercise Price for the Shares and any applicable Tax-Related Items as set forth in Section F of the Award Agreement.

3.  Representations of Purchaser.  Purchaser acknowledges that Purchaser has received, read and understood the Plan and the Award Agreement (including any terms in Exhibit B applying to Participant’s country) and agrees to abide by and be bound by their terms and conditions.

4.  Rights as Stockholder.  Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the Shares, no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Shares so acquired will be issued to Purchaser as soon as practicable after exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date of issuance, except as provided in Section 14 of the Plan.

5.  Tax Consultation.  Purchaser understands that Purchaser may suffer adverse tax consequences as a result of Purchaser’s purchase or disposition of the Shares. Purchaser represents that Purchaser has consulted with any tax consultants Purchaser deems advisable in connection with the purchase or disposition of the Shares and that Purchaser is not relying on the Company for any tax advice.

6.  Entire Agreement; Governing Law.  The Plan and Award Agreement (including any terms in Exhibit B applying to Participant’s country) are incorporated herein by reference. This Exercise Notice, the Plan and the Award Agreement (including any terms in Exhibit B applying to Participant’s country) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Purchaser with respect to the subject matter hereof, and may not be modified adversely to the Purchaser’s interest except by means of a writing signed by the Company and Purchaser. The terms of this Exercise Notice are governed by, and construed in accordance with, the internal substantive laws, but not the choice of law rules, of Utah. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by the Option grant or the terms of the Award Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Utah and agree that such litigation shall be conducted only in the courts of Utah, Fourth District, or the federal courts for the United States for the Tenth Circuit, and no other courts, where this Option grant is made and/or to be performed.

Submitted by:	Accepted by:

PURCHASER:	OMNITURE, INC.

Signature	By
Print Name	Its
Address:	Address:

Omniture, Inc. 550 East Timpanogos Circle Orem, Utah 84097 Attention: Stock Plan Administration Date Received

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EXHIBIT B

OMNITURE, INC.
2006 EQUITY INCENTIVE PLAN
STOCK OPTION AWARD AGREEMENT

SPECIAL TERMS FOR NON-US PARTICIPANTS

This Exhibit B includes special terms and conditions applicable to Participants in the countries below. These terms and conditions are in addition to those set forth in the Award Agreement. Capitalized terms used, but not defined herein, shall have the same meanings assigned to them in the Plan and the Award Agreement.

This Exhibit B may also include information regarding exchange controls and certain other issues of which Participant should be aware with respect to Participant’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of May 2009. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Participant not rely on the information noted herein as the only source of information relating to the consequences of Participant’s participation in the Plan because the information may be out of date at the time Participant exercises the Option or sells Shares he/she acquires under the Plan.

In addition, the information is general in nature and may not apply to Participant’s particular situation, and the Company is not in a position to assure Participant of any particular result. Accordingly, Participant is strongly advised to seek appropriate professional advice as to how the relevant laws in Participant’s country apply to his or her specific situation.

If Participant is a citizen or resident of another country, or is considered a resident of another country for local law purposes, the information contained in this Appendix may not be applicable to him or her.

Australia

Securities Law Disclaimer

Participant acknowledges and understands that if Participant acquires Shares upon exercise of the Option and Participant offers the Shares for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law. Participant acknowledges and understands that Participant should obtain legal advice on the disclosure obligations prior to making any such offer.

Exchange Control Reporting

Exchange control reporting is required for cash transactions exceeding A$10,000 and international fund transfers. The Australian bank assisting with the transaction will file the report. If there is no Australian bank involved in the transfer, Participant will be required to file the report.

Canada

Resale of Shares

Participant is permitted to sell Shares acquired upon exercise of the Option through a designated broker provided the resale of Shares takes place outside of Canada through the stock exchange on which the Shares are listed. Currently, the Company’s Shares are listed on the Nasdaq Global Market.

Termination Period

This provision replaces Section I(11) of the Award Agreement:

In the event that Participant ceases to be a Service Provider for any reason other than death or Disability (whether or not in breach of local labor laws), Participant’s right to receive additional options or to vest in the Option will end as of the date that is the earlier of (1) the date Participant receives notice of termination of service as a Service Provider, or (2) the date on which Participant is no longer actively providing service as a Service Provider, regardless of any notice period or period of pay in lieu of such notice required under local law (including, but not limited to statutory law, regulatory law and/or common law); the Committee shall have the exclusive discretion to determine when Participant is no longer actively providing service for purposes of the Option.

Data Privacy Notice and Consent

This provision supplements Section J of the Award Agreement:

Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or otherwise, involved in the administration and operation of the Plan. Participant further authorizes the Company and/or any Parent, Subsidiary or affiliate of the Company to record such information in his or her employee file.

Consent to Receive Information in English for Quebec Participants

The parties acknowledge that it is their express wish that the present agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de la présente convention, ainsi que de tous documents exécutés, avis donnés et proćedures judiciares intentées, directement ou indirectement, relativement á ou suite á la présente convention.

Germany

Exchange Control Reporting

Participant acknowledges and understands that cross-border payments in excess of €12,500 must be reported monthly. If Participant uses a German bank to transfer a cross-border payment in excess of €12,500 in connection with the purchase or sale of Shares, the bank will make the report. In addition, Participant must report any receivables or payables or debts in foreign currency exceeding an amount of €5,000,000 on a monthly basis. Finally, Participant must also report his or her holdings annually in the unlikely event that Participant holds Shares representing 10% or more of the total or voting capital of the Company.

Hong Kong

Securities Law Disclaimer

The contents of the Award Agreement have not been reviewed by any regulatory authority in Hong Kong. Participant is advised to exercise caution in relation to the offer. If Participant has any doubt about any of the contents of the Award Agreement or the Plan, Participant should obtain independent professional advice.

This offer of the Option and the Shares underlying the Option is not a public offer of securities and is available only for Employees, Directors and Consultants of the Company or any of its Parents, Subsidiaries, or affiliates participating in the Plan.

Sale of Shares

In the event the Option vests within six months of the Date of Grant, Participant agrees that he or she will not exercise the Option and sell the Shares acquired prior to the six-month anniversary of the Date of Grant.

Japan

Exchange Control Reporting

If Participant acquires Shares valued at more than ¥100,000,000 in a single transaction, Participant must file a Securities Acquisition Report with the Ministry of Finance through the Bank of Japan within 20 days of the purchase of the Shares.

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In addition, if Participant pays more than ¥30,000,000 in a single transaction for the purchase of Shares when Participant exercises the Option, he or she must file a Payment Report with the Ministry of Finance through the Bank of Japan by the 20th day of the month following the month in which the payment was made. The precise reporting requirements vary depending on whether or not the relevant payment is made through a bank in Japan.

A Payment Report is required independently from a Securities Acquisition Report. Therefore, if the total amount that Participant pays upon a one-time transaction for exercising the Option and purchasing Shares exceeds ¥100,000,000, then Participant must file both a Payment Report and a Securities Acquisition Report.

Korea

Exchange Control Reporting

If Participant realizes US$500,000 or more from the sale of Shares, he or she must repatriate the proceeds to Korea within eighteen months of the sale.

In addition, if Participant remits funds to purchase Shares, the remittance has to be “confirmed” by a foreign exchange bank in Korea. This is an automatic procedure (i.e., the bank does not need to “approve” the remittance), and it should take no more than a single day to process. To receive the confirmation, Participant should submit (i) a prescribed form application, (ii) the Notice of Grant, the Award Agreement and any other Plan documents Participant received, and (iii) certificates of employment with his or her local employer. Participant should check with the bank to determine whether there are any additional requirements. This confirmation is not necessary for cashless sell-all exercises since there is no remittance out of Korea.

Singapore

Securities Law Disclaimer

The grant of the Option is being made in reliance on Section 273(1)(f) of the Securities and Futures Act (Cap. 289) (“SFA”) pursuant to which it is exempt from the prospectus and registration requirements under the SFA.

Director Notification

Participant understands and acknowledges that if Participant is a director, associate director or shadow director of a Singapore Parent, Subsidiary or affiliate of the Company, Participant is subject to certain notification requirements under the Singapore Companies Act, regardless of whether Participant is a Singapore resident or employed in Singapore. Among these requirements is an obligation to notify the Singapore Parent, Subsidiary or affiliate in writing when Participant receives an interest (e.g., an Option Shares) in the Company. In addition, Participant must notify the Singapore Parent, Subsidiary or affiliate when Participant sells Shares of the Company (including when Participant sells Shares acquired under the Plan). These notifications must be made within two days of acquiring or disposing of any interest in the Company. In addition, a notification must be made of Participant’s interests in the Company within two days of becoming a director, associate director or shadow director.

Sweden

No country-specific terms apply.

Taiwan

Exchange Control Reporting

If Participant is a resident of Taiwan (including an expatriate holding an Alien Resident Certificate), Participant may acquire foreign currency to purchase Shares and remit the same out of or into Taiwan up to US$5,000,000 per year without justification. If Participant is an expatriate employee who does not have an Alien Resident Certificate, Participant may remit into Taiwan and convert to local currency up to US$100,000 at each remittance with no annual limitation. Remittance of funds for the purchase of Shares must be made through an authorized foreign exchange bank. If the transaction amount is TWD500,000 or more in a single transaction, Participant must submit a Foreign Exchange Transaction Form to the remitting bank. If the transaction amount is

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US$500,000 or more in a single transaction, Participant must also provide supporting documentation to the satisfaction of the remitting bank.

United Kingdom

Tax and National Insurance Contributions Acknowledgment

These provisions supplement Section F of the Award Agreement:

Participant agrees that, if he or she does not pay or the Employer or the Company does not withhold from Participant the full amount of Tax-Related Items that he or she owes upon the exercise of the Option, or the release or assignment of the Option for consideration, or the receipt of any other benefit in connection with the Options (the “Taxable Event”) within 90 days after the Taxable Event, or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, then the amount that should have been withheld shall constitute a loan owed by Participant to the Employer, effective 90 days after the Taxable Event. Participant agrees that the loan will bear interest at the official rate of Her Majesty’s Revenue and Customs (“HMRC”) and will be immediately due and repayable by Participant, and the Company and/or the Employer may recover it at any time thereafter by withholding the funds from salary, bonus or any other funds due to Participant by the Employer, by withholding in Shares issued upon exercise of the Option or from the cash proceeds from the sale of Shares, or by demanding cash or a check from Participant. Participant also authorizes the Company to delay the issuance of any Shares to Participant unless and until the loan is repaid in full.

Notwithstanding the foregoing, if Participant is an officer or executive director (as within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), the terms of the immediately foregoing provision will not apply. In the event that Participant is an officer or executive director and Tax-Related Items are not collected from or paid by Participant within 90 days of the Taxable Event, the amount of any uncollected Tax-Related Items may constitute a benefit to Participant on which additional income tax and national insurance contributions may be payable. Participant acknowledges that the Company or the Employer may recover any such additional income tax and national insurance contributions at any time thereafter by any of the means referred to in Section F of the Award Agreement.

Joint Election for Transfer of Secondary Class 1 National Insurance Contributions to Participant.  As a condition of the issuance of Shares upon exercise of the Option and delivery of such Shares to Participant, Participant agrees to accept any liability for secondary Class 1 national insurance contributions (“Employer NICs”), which may be payable by the Company or the Employer in connection with the Option. To accomplish the foregoing, Participant agrees to execute a joint election between himself or herself and the Company and/or Employer (the “Joint Election”), in the form specified and/or approved for such Election by HMRC and provided to Participant by the Company or the Employer. Participant further agrees to enter into such other joint elections as may be required between himself or herself and any successor to the Company and/or the Employer. Participant agrees to enter into a Joint Election prior to the exercise of the Option. If Participant does not enter into a Joint Election prior to exercise of the Option, any purported exercise of the Option shall be null and void without any liability to the Company and/or the Employer. Participant further agrees that the Company and/or the Employer may collect the Employer NICs from Participant by any of the means set forth in Section F of the Award Agreement

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